content="text/html; charset=iso-8859-1"> S.Y. Bancorp, Inc. Press Release
S.Y. BANCORP, INC.
P.O. BOX 32890
LOUISVILLE, KENTUCKY 40232-2890
(502) 582-2571

Contact:	Nancy B. Davis
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-9176

S.Y. BANCORP, INC. COMPLETES OFFERING
OF $20 MILLION OF TRUST PREFERRED SECURITIES

LOUISVILLE, Ky. (June 4, 2001) – S.Y. Bancorp, Inc. (AMEX – SYI), parent company of Stock Yards Bank & Trust Company, today announced the issuance of $20 million of 9.00% Cumulative Trust Preferred Securities of S.Y. Bancorp Capital Trust I. The offering included $2 million purchased by the underwriters pursuant to their over-allotment option. The public offering price was $10 per Cumulative Trust Preferred Security. These securities will trade on the American Stock Exchange under the symbol SYI.Pr.

The securities represent undivided beneficial interests in the trust, which was established by S.Y. Bancorp, Inc. for issuing the securities. S.Y. Bancorp has guaranteed the Cumulative Trust Preferred Securities on a subordinated basis to the extent described in the prospectus. The Cumulative Trust Preferred Securities are generally not redeemable before June 30, 2031, but prior redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. S.Y. Bancorp Capital Trust I also reserves the right to redeem the Cumulative Trust Preferred Securities on or after June 30, 2006, subject to prior regulatory approval.

S.Y. Bancorp, Inc. will use the net offering proceeds to reduce current outstanding indebtedness with an unaffiliated bank, make additional capital contributions to Stock Yards Bank & Trust Company, repurchase company common stock, and for general corporate purposes.

Stifel, Nicolaus & Company, Incorporated and J.J.B. Hilliard, W.L. Lyons, Inc. acted as underwriters for the transaction.

S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky and is the parent company of Stock Yards Bank & Trust Company. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky and has fifteen locations in Kentucky and southern Indiana. In addition to its core banking services, the Bank offers a full range of financial services: commercial lending, mortgage lending, and wealth management, which includes investment management and trust, brokerage, and private banking. The Bank's sixteenth location will open this summer in Louisville, Kentucky.

This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from results discussed in forward-looking statements include, but are not limited to: economic conditions both generally and
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SYI Announced Trust Preferred Offering Page 2 June 4, 2001
more specifically in the market in which the company and its subsidiary operate; competition for the company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the company's customers; other risks detailed in the company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.
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